                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                 BOSTON EDISON
                (Name of Registrant as Specified In Its Charter)

                                 BOSTON EDISON
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                              [BOSTON EDISON LOGO]
                               Executive Offices
                              800 Boylston Street
                          Bosotn, Massachusetts 02199


                                                                March 31, 1998

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Boston Edison Company on Tuesday, May 5, 1998 at 11:00 a.m. at the Boston Back Bay Hilton, Second Floor, Belvidere Ballroom, 40 Dalton Street, Boston, Massachusetts.

     The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement set forth the business to come before this year's meeting.

     Your vote on the business at the Annual Meeting is important, regardless of the number of shares that you own. Whether or not you plan to attend the Meeting, please sign, date and return your proxy as soon as possible in the envelope provided. During the Annual Meeting, management will report on operations and other matters affecting Boston Edison, and will respond to stockholders' questions.


                                   Sincerely,






                                   /s/ Thomas J. May
                                   ------------------
                                   Chairman of the Board,
                                   President and Chief Executive Officer

                              [BOSTON EDISON LOGO]
                               800 BOYLSTON STREET
                           BOSTON, MASSACHUSETTS 02199
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON MAY 5, 1998



To the Holders of Common Stock:

     The Annual Meeting of Stockholders of Boston Edison Company ("Boston Edison") will be held at the Boston Back Bay Hilton, Second Floor, Belvidere Ballroom, 40 Dalton Street, Boston, Massachusetts, on Tuesday, May 5 , 1998 at 11:00 a.m., for the following purposes:

     1. To elect three Class I directors to serve until the Annual Meeting to be held in the year 2001.

     2. To transact any other business which may properly come before the Annual Meeting or any adjournment thereof.

     Further information as to the matters to be considered and acted on at the Annual Meeting can be found in the accompanying Proxy Statement.

     Only the holders of common stock of Boston Edison as of the close of business on March 9, 1998, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     Please sign, date and return the accompanying proxy in the enclosed addressed envelope, which requires no postage if mailed in the United States. Your proxy may be revoked at any time before the vote is taken by delivering to the Clerk a written revocation or a proxy bearing a later date or by oral revocation in person to the Clerk at the Annual Meeting.


                           By Order of the Board of Directors,

                           Theodora S. Convisser
                           Clerk





Boston, Massachusetts
March 31, 1998

                              [BOSTON EDISON LOGO]
                               800 BOYLSTON STREET
                           BOSTON, MASSACHUSETTS 02199
                                 (617) 424-2000


                                 PROXY STATEMENT

     This Proxy Statement, together with the accompanying proxy and Annual Report to stockholders for the year 1997 containing financial statements, are being mailed to stockholders beginning March 31, 1998. They are being furnished in connection with the solicitation of proxies by the Board of Directors of Boston Edison Company to be voted at the Annual Meeting of Stockholders of the Company to be held on May 5, 1998 for the purposes set forth in the foregoing Notice.

     The accompanying proxy, if properly executed and delivered by a stockholder entitled to vote, will be voted at the Annual Meeting as specified in the proxy, but may be revoked at any time before the vote is taken by the signer delivering to the Clerk of Boston Edison a written revocation or a proxy bearing a later date or by oral revocation in person to the Clerk at the Annual Meeting. If choices are not specified on the accompanying proxy, the shares will be voted FOR the election of all of the nominees for director specified below.

     All the costs of preparing, assembling and mailing the enclosed material and any additional material which may be sent in connection with the solicitation of the enclosed proxies will be paid by the Company, and no part thereof will be paid directly or indirectly by any other person. The Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies at a fee of $1,500, plus usual and customary expenses. Some employees may devote a part of their time to the solicitation of proxies or for attendance at the Annual Meeting but no additional compensation will be paid to them for the time so employed and the cost of such additional solicitation will be nominal. The Company will reimburse brokerage firms, banks, trustees and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of its Common Stock.

     On March 9, 1998, there were issued and outstanding 48,514,973 shares of Boston Edison Common Stock. Only holders of record of Boston Edison Common Stock at the close of business on that date shall be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof, and those entitled to vote will have one vote for each share held. To the knowledge of management, no person owns beneficially more than 5 percent of the outstanding voting securities of Boston Edison.

                      PROPOSAL NO. 1: ELECTION OF DIRECTORS

INFORMATION ABOUT NOMINEES AND INCUMBENT DIRECTORS

     Pursuant to Boston Edison's Bylaws, the Board of Directors has fixed the number of directors at ten. The Company's Restated Articles of Organization provide for the classification of the Board of Directors into three classes serving staggered three-year terms. The three persons named below have been nominated by the Board of Directors for election as Class I directors for a term expiring at the Annual Meeting to be held in the year 2001 and until their successors are duly chosen and qualified. The remaining directors will continue to serve as set forth below, with the Class II directors having terms expiring in 1999 and the Class III directors having terms expiring in 2000. If any of the nominees shall by reason of death, disability or resignation be unavailable as a candidate at the Annual Meeting, votes pursuant to the proxy will be cast for a substitute candidate as may be designated by the Board of Directors, or in the absence of such designation, in such other manner as the directors may in their discretion determine. Alternatively, in such a situation, the Board of Directors may take action to fix the number of directors for the ensuing year at the number of nominees named herein who are then able to serve.

     The Board of Directors has adopted the following director retirement policy. Directors who are employees of the Company, with the exception of the Chief Executive Officer, retire from the Board when they retire from employment with the Company. Directors who are not employees of Boston Edison or who have served as Chief Executive Officer retire from the Board at the annual meeting of stockholders following their seventieth birthday.

     The Board of Directors, which held eight regular meetings during 1997, has an Executive Committee, an Audit, Finance and Risk Management Committee, an Executive Personnel Committee, a Nuclear Oversight Committee, and a Pricing Committee. During 1997, the Executive Committee, which is authorized to exercise in the intervals between Board meetings those powers of the Board which can be delegated, to act as a nominating committee, and to review director compensation, met five times. The Audit, Finance and Risk Management Committee, the responsibilities of which include recommendations as to the selection of independent auditors, review of the scope of the independent audit, annual financial statements, internal audit reports, and financial and accounting controls and procedures, and review of Boston Edison's financial requirements, insurance coverages, and legal compliance programs, met three times. The Executive Personnel Committee, which is responsible for reviewing executive officer compensation, personnel planning and performance, certain benefit programs, and Boston Edison's human resources policies, met three times. The Nuclear Oversight Committee, which oversees Boston Edison's nuclear operations, met three times. The Pricing Committee, which is authorized to approve the terms of Boston Edison's debt and equity offerings, did not meet in 1997. All directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served.

     The names of the nominees as Class I directors and the incumbent Class II and Class III directors and certain information concerning them are shown in the following table:

             NOMINEES AS CLASS I DIRECTORS - TERMS EXPIRING IN 2001

NOMINEES                        PRINCIPAL OCCUPATION(1) AND DIRECTORSHIPS
--------                        -----------------------------------------
Richard J. Egan               Chairman of the Board, EMC Corporation (Storage
Age: 62                       Related Computer System Products); Director,
Director since: 1997          Cognition Inc., Shiva Corporation, New York Stock
Member: Executive             Exchange Listed Company Advisory Committee.
Personnel and Nuclear
Oversight Committees

Nelson S. Gifford             Principal, Fleetwing Capital (Venture
Age: 67                       Investments); formerly Chairman (1986-1990) and
Director since: 1981          Chief Executive Officer (1975-1990), Dennison
Member: Executive and Audit,  Manufacturing Company (Stationery Products,
Finance and Risk Management   Systems and Packaging); Director, John Hancock
Committees                    Mutual Life Insurance Company, Reed and Barton,
                              J.M. Huber Corp., Nypro Inc., Partners Fund.

Matina S. Horner              Executive Vice President, Teachers Insurance and
Age: 58                       Annuity Association/College Retirement Equities
Director since: 1988          Fund; formerly President (1972-1989), Radcliffe
Member: Executive, Audit,     College; Director, The Neiman-Marcus Group, Inc.
Finance and Risk Management
and Pricing Committees


                                                         (footnotes on page 4)

             INCUMBENT CLASS II DIRECTORS - TERMS EXPIRING IN 1999


DIRECTORS                       PRINCIPAL OCCUPATION(1) AND DIRECTORSHIPS
---------                       -----------------------------------------

Charles K. Gifford            Chairman (since 1997 and from 1995-1996) and Chief
Age: 55                       Executive Officer (since 1995), formerly President
Director since: 1990          (1989-1995), BankBoston Corporation (Bank Holding
Member: Audit, Finance and    Company), and Chairman and Chief Executive Officer
Risk Management, Executive    (since 1995), formerly President (1989-1996),
Personnel and Pricing         BankBoston, N.A.; Director, BankBoston
Committees                    Corporation, BankBoston, N.A., Massachusetts
                              Mutual Life Insurance Company.

Thomas J. May                 Chairman, President and Chief Executive Officer
Age: 50                       (since 1995), formerly Chairman and Chief
Director since: 1991          Executive Officer (1994-1995), President and Chief
Member: Executive and         Operating Officer (1993-1994), and Executive Vice
Pricing Committees            President (1990-1993), Boston Edison Company;
                              Director, BankBoston Corporation, BankBoston,
                              N.A., Liberty Mutual Insurance Company, Liberty
                              Mutual Fire Insurance Company, Liberty Financial
                              Companies, Inc., New England Mutual Life Insurance
                              Company, RCN Corporation.

Sherry H. Penney              Chancellor (1988-1995 and 1996 to present),
Age: 60                       University of Massachusetts at Boston, formerly
Director since: 1990          President (1995) (interim), University of
Member: Audit, Finance and    Massachusetts.
Risk Management and
Executive Personnel
Committees


             INCUMBENT CLASS III DIRECTORS - TERMS EXPIRING IN 2000

DIRECTORS                       PRINCIPAL OCCUPATION(1) AND DIRECTORSHIPS
---------                       -----------------------------------------

Gary L. Countryman            Chairman of the Board and Chief Executive Officer,
Age: 58                       Liberty Mutual Insurance Company, and Chairman and
Director since: 1986          Chief Executive Officer, Liberty Life Assurance
Member: Executive and         Company of Boston; Director, Liberty Mutual
Executive Personnel           Insurance Company, Liberty Life Assurance Company
Committees                    of Boston, Liberty Mutual Fire Insurance Company,
                              Liberty Financial Companies, Inc., BankBoston
                              Corporation, BankBoston, N.A., The Neiman-Marcus
                              Group, Inc., Alliance of American Insurers.


Thomas G. Dignan, Jr.(2)      Partner, Ropes & Gray (Law Firm).
Age: 57
Director since: 1983
Member: Executive and Nuclear
Oversight Committees


                                                         (footnotes on page 4)

DIRECTORS                       PRINCIPAL OCCUPATION(1) AND DIRECTORSHIPS
---------                       -----------------------------------------

Herbert Roth, Jr.             Former Chairman of the Board (1978-1985) and Chief
Age: 69                       Executive Officer (1968-198 5), LFE Corporation
Director since: 1978          (Traffic and Industrial Process Control Systems);
Member: Nuclear Oversight     Director/Trustee, Landauer, Inc., Tech/Ops Sevcon,
and Audit, Finance and        Inc., Phoenix Home Life Mutual Insurance Company,
Risk Management Committees    Phoenix Series Fund, Phoenix Total Return Fund,
                              Inc., Phoenix Multi-Portfolio Fund, The Big Edge
                              Series Fund, Mark IV Industries.

Stephen J. Sweeney            Former Chairman of the Board (1986-1992) and Chief
Age: 69                       Executive Officer (1984-199 0), Boston Edison
Director since: 1983          Company; Director, Selecterm, Inc., Liberty Mutual
Member: Nuclear Oversight     Insurance Company, Liberty Mutual Fire Insurance
and Audit, Finance and        Company, Liberty Life Assurance Company of Boston,
Risk Management Committees    Liberty Financial Companies, Inc., Uno Restaurant
                              Corporation.

(1) Except as otherwise noted, each nominee and incumbent director has held the position indicated for the last five years.

(2) During 1997, Boston Edison paid legal fees to the firm of Ropes & Gray.

STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the number of shares of Boston Edison Common Stock beneficially owned as of January 31, 1998 by each director and nominee, each of the executive officers named in the Summary Compensation Table, and the directors and executive officers of Boston Edison as a group. None of the individual or collective holdings listed below exceeds 1% of the outstanding Boston Edison Common Stock. Except as indicated below, all of the shares listed are held by the persons named with both sole voting power and sole investment power. No member of the group is the beneficial owner of Boston Edison's Cumulative Preferred Stock.

                                                      NUMBER OF SHARES OF BOSTON EDISON COMMON
NAME OF BENEFICIAL OWNER                                      STOCK BENEFICIALLY OWNED
------------------------                                      ------------------------

Gary L. Countryman .................................................1,995

Thomas G. Dignan, Jr. ..............................................2,466

Richard J. Egan ......................................................560

Charles K. Gifford .................................................1,724

Nelson S. Gifford ..................................................3,995

L. Carl Gustin .....................................................5,155(2)

Douglas S. Horan ...................................................3,041(1)(2)

Matina S. Horner ...................................................1,995

James J. Judge .....................................................2,638(1)(2)

Ronald A. Ledgett ..................................................4,995(1)(2)

Thomas J. May .....................................................16,126(1)(2)

Sherry H. Penney ...................................................2,045

erbert Roth, Jr. ...................................................4,200

Stephen J. Sweeney .................................................5,387(3)

All directors and executive officers as a
 group, including those named above (17 persons) ..................42,263(1)(2)

                                                          (footnotes on page 5)

(1) The following shares are held in Boston Edison's Deferred Compensation Trust due to deferrals by the following participants under Boston Edison's Deferred Compensation Plan: Mr. Horan, 136 shares; Mr. Ledgett, 2,305 shares; Mr. May, 7,614 shares; all executive officers as a group, 12,741 shares. Participants in the Plan may instruct the trustee to vote shares of Boston Edison Common Stock held in the trust in accordance with their allocable share of such deferrals, but have no dispositive power with respect to shares held in the trust.

(2) These totals include the following number of shares held in Boston Edison's 401(k) Plan: Mr. Gustin, 3,893 shares; Mr. Horan, 2,408 shares; Mr. Judge, 2,298 shares; Mr. Ledgett, 2,690 shares; Mr. May, 7,340 shares; all executive officers as a group, 25,355 shares.

(3) 3,629 of Mr. Sweeney's 5,387 shares are held in a charitable annuity remainder trust, of which he, as a co-trustee of the trust, shares dispositive and voting power with respect to the shares.

                             EXECUTIVE COMPENSATION

DIRECTOR COMPENSATION

     Each director who is not an employee of Boston Edison receives an annual Board retainer of $10,000 and 200 shares of Boston Edison Common Stock pursuant to Boston Edison's 1991 Director Stock Plan. Each such director who is a member of the Executive Committee receives an additional annual Committee retainer of $4,000. With the exception of the Pricing Committee, the members of which receive no retainer, each of the chairmen of the other Board committees who is not an employee of Boston Edison receives an annual Committee retainer of $4,000 and the other non-employee members of those committees receive an annual Committee retainer of $2,750. Each director who is not an employee of Boston Edison receives $1,000 for attendance in person at each meeting of the Board or a committee and $500 for participating in such a meeting by telephone. Directors may elect to defer part or all of their directors' fees pursuant to Boston Edison's Deferred Fee Plan. Each director who is not otherwise eligible for any Boston Edison pension or retirement benefit is entitled to an annual amount, equal to the cash component of the annual Board retainer plus twice the retainer received by a member of a committee other than the Executive Committee, for a period of years equal to his or her service on the Board of Directors, such payments to commence upon the director's date of death in office, resignation or retirement. Should a director die prior to full receipt of the benefit, his or her survivors continue to receive the payments to which the director would have been entitled up to a maximum of ten years from the commencement of the benefit.

REPORT OF THE EXECUTIVE PERSONNEL COMMITTEE

     Under the rules established by the SEC, Boston Edison is required to provide certain data and information in regard to the compensation and benefits provided to its executive officers, including Boston Edison's Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers"). The disclosure requirements for the Named Executive Officers include the use of tables summarizing total compensation and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals for the prior year. In fulfillment of this requirement, the Executive Personnel Committee, at the direction of the Board of Directors, has prepared the following report for inclusion in this Proxy Statement.

     THE EXECUTIVE PERSONNEL COMMITTEE

     Boston Edison's executive compensation program is administered by the Executive Personnel Committee, a committee of the Board of Directors composed of the four non-employee directors listed as signatories to this report.

Except as discussed below, none of these non-employee directors has any interlocking or other relationship with Boston Edison that would require disclosure by the SEC. Generally, all decisions of the Executive Personnel Committee regarding the compensation of the Chief Executive Officer are subject to the approval of the non-employee directors of Boston Edison, none of whom are eligible to participate in the incentive plans described below. The Executive Personnel Committee administers the Company's 1997 Stock Incentive Plan discussed below.

     COMPENSATION PHILOSOPHY

     The executive compensation philosophy of Boston Edison is to provide competitive levels of compensation that advance Boston Edison's annual and long-term performance objectives, reward corporate performance, and assist Boston Edison in attracting, retaining and motivating highly qualified executives. The framework for the Committee's executive compensation program is to establish base salaries which are competitive with all electric utilities, and to incentivize excellent performance by providing executives with the opportunity to earn additional remuneration under the annual and long-term incentive plans. The incentive plan goals are designed to improve the effectiveness and enhance the efficiency of Boston Edison's operations and to create value for stockholders. The Committee also seeks to link executive and shareholder interests through equity-based incentive plans. Accordingly, in 1997, upon the Committee's recommendation, the Board approved stock ownership guidelines of three times base salary for the CEO and one to one-and one-half times base salary for the other executive officers. These guidelines allow the executives five years to acquire this amount of stock.

     COMPONENTS OF COMPENSATION

     Compensation paid to the Named Executive Officers, as reflected in the following tables, consists of three primary elements: base salary, annual incentive awards, and long-term incentive awards. Boston Edison compares its compensation levels against those of other growth-oriented investor-owned electric utility companies. The Company's strategy is to establish total compensation (base salary and annual incentives) at the 60th percentile of the utility industry, and to compare its long-term incentive pla n to those of more aggressive utilities and general industry companies that focus on value creation.

     During 1996 and early 1997, the Committee thoroughly reviewed data collected by nationally recognized compensation experts as well as by Boston Edison's Human Resources Group to determine whether Boston Edison was meeting its compensation strategy. The review evaluated base salary and annual incentives of nearly all electric utility companies, and long-term incentives of a blend of utilities and general industry. The data demonstrated that Boston Edison was in conformance with its compensation strategy, except as related to the long-term plan, to the satisfaction of the Committee. Recommendations to terminate the old long-term plan, known as the Performance Share Plan, and to implement a new stock-based incentive plan, the 1997 Stock Incentive Plan, which were approved by the Committee and by the stockholders of the Company, are discussed below in the section describing long-term compensation.

     The 1993 Omnibus Budget Reconciliation Act ("OBRA") is applicable to compensation earned during 1994 and later. Under OBRA, the income tax deductions of publicly traded companies may be limited to the extent total compensation for certain executive officers exceeds one million dollars during any year; however, the deduction limit does not apply to payments which qualify as "performance based". The Committee has reviewed the final regulations issued by the Internal Revenue Service and will continue to review the application of these rules to future compensation. However, the Committee intends to continue basing its executive compensation decisions primarily upon performance achieved, both corporate and individual, while retaining the right to make subjective decisions and to award compensation that may or may not meet all of the requirements for excludability under OBRA.

     ANNUAL INCENTIVE PLAN

     Boston Edison's annual incentive payments, reported in the fourth column of the Summary Compensation Table below, are based on both corporate and business unit performance objectives which are derived from the corporate operating plan and which are approved by the Committee. Corporate performance objectives include a comparison of target to actual earnings per share from operations. Business unit performance objectives include predetermined levels for operating and capital budgets, as well as key operati ng goals. The annual incentive plan award for Mr. May is based solely on Boston Edison's achieving the earnings per share objective. In 1997, earnings per share were $2.71, which exceeded the plan target. The annual incentive plan awards for Messrs. Gustin, Horan, Judge and Ledgett were based 50% on earnings per share and 50% on business unit performance objectives to achieve certain business unit budget and operating plan targets. All four officers exceeded the specified business unit performance levels.

     LONG-TERM COMPENSATION

     During 1997, the Committee determined that the Company's existing long-term compensation plan, the Performance Share Plan, no longer accomplished the goals that were set for it. The Committee worked with its external compensation consultant to devise a more effective vehicle which would take into account the long-term interests of Boston Edison by giving participants a strong incentive to maximize stockholder value through the use of equity-related compensation. This effort resulted in the 1997 Stock Incentive Plan which was approved by the stockholders at the 1997 Annual Meeting.

     Upon approval of the 1997 Stock Incentive Plan, the Committee terminated the Performance Share Plan, and the two outstanding awards which were to have matured at the end of 1997 and 1998, and in lieu thereof made its first Stock Incentive Plan grant in May, 1997.

     Under the 1997 Stock Incentive Plan, executive officers and other key employees are eligible to receive grants from time to time of stock-related awards of seven general types: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock awards, (iv) deferred stock awards, (v) performance unit awards, (vi) dividend equivalent awards, and (vii) other stock-based awards. The grant in May of 1997, which consisted of non-qualfied stock options, deferred shares and dividend equivalents on the de ferred shares, was based upon the Committee's evaluation of performance towards key strategic objectives, competitive award data provided by an external consultant, and the cancellation of the previous Performance Share Plan awards. The Committee did not weight any of these factors. The options and the deferred shares vest at the rate of 33% per year over a three year period from the date of grant and the options may be exercised over a ten-year period.

     OTHER PLANS

     At various times in the past, Boston Edison has adopted certain broad-based employee benefit plans in which officers are permitted to participate on the same terms as non-executive employees who meet applicable eligibility criteria. Such plans include retirement, life, and health insurance plans, as well as a 401(k) savings plan which includes a company matching contribution equal to the first six percent of pay contributed by the employee up to a maximum deductible 401(k) contribution allowed by the Int ernal Revenue Code. In addition, Boston Edison has a deferred compensation plan in which officers and senior managers may elect to participate.

     In 1996, the Committee implemented the Supplemental Executive Retirement Plan which provides eligible participants with supplementary retirement income of up to 60% of final average cash compensation, depending upon each participant's years of service, reduced by 50% of the participant's social security benefit and further reduced by benefits the participant receives under Boston Edison's pension plan.

     MR. MAY'S 1997 COMPENSATION

     The Executive Personnel Committee makes decisions regarding the compensation of the Chief Executive Officer using the same philosophy and criteria set forth above. As with other officers, Boston Edison compares compensation levels for the Chief Executive Officer to those of all other investor-owned electric utility companies.

     Each year Boston Edison approves the adjustment of salary ranges for the Chief Executive Officer and other corporate officers based on studies conducted by external executive compensation consultants and Boston Edison's Human Resources Group. The 1997 studies found Boston Edison's executive compensation levels to be less than the approved 60th percentile position to market. Mr. May received a 4% increase to his base salary in 1997.

     Mr. May's annual incentive award, shown in the fourth column of the Summary Compensation Table below, was in conformance with the provisions of the Annual Incentive Plan as described above, and was based on Boston Edison's surpassing its operating plan targets. As discussed above, the Performance Share Plan was cancelled and the Committee granted initial awards of stock options and deferred shares under the terms of the 1997 Stock Incentive Plan. The Committee's policy is to base individual awards on an ann ual study by its compensation consultant comparing the value of long-term incentive grants to salary levels for a blend of electric utility and general industry companies. The 16,400 deferred shares and 100,000 options granted Mr. May in 1997 reflect this policy, as well as the cancellation of the Performance Share Plan, and the cancellation of target awards of 15,464 shares for Mr. May, and the share ownership guidelines as described above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Charles K. Gifford, who is a member of Boston Edison's Executive Personnel Committee, is Chairman and Chief Executive Officer of BankBoston Corporation and BankBoston, N.A. Thomas J. May, Boston Edison's Chairman, President and Chief Executive Officer, serves on the boards of directors of BankBoston Corporation and BankBoston, N.A.

     Gary L. Countryman, who is the Chairman of Boston Edison's Executive Personnel Committee, is Chairman of the Board and Chief Executive Officer of Liberty Mutual Insurance Company and Liberty Mutual Fire Insurance Company and Chairman of the Board of Liberty Financial Companies, Inc. Mr. May serves on the boards of directors of Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company, and Liberty Financial Companies, Inc.




                                     By the Executive Personnel Committee,


                                     Gary L. Countryman(Chairman)
                                     Richard J. Egan
                                     Charles K. Gifford
                                     Sherry H. Penney

EXECUTIVE COMPENSATION TABLES

     The following information is given regarding annual and long-term compensation earned by the Chief Executive Officer and the four other most highly compensated executive officers of Boston Edison with respect to the years 1995, 1996 and 1997.

SUMMARY COMPENSATION TABLE

                                                    LONG-TERM COMPENSATION
                                                    ----------------------
                                                                           AWARDS                       PAYOUTS
                                          ANNUAL                           ------                       -------
                                       COMPENSATION
NAME AND                               ------------
PRINCIPAL POSITION        YEAR      SALARY       BONUS
------------------        ----      ------       -----      OTHER                       SECURITIES                           ALL
                                                            ANNUAL        DEFERRED      UNDERLYING                          OTHER
                                                            COMPEN-         STOCK         OPTIONS/         LTIP            COMPEN-
                                                           SATION(1)     AWARD(S)(2)     SARS (#)        PAYOUTS          SATION(3)
                                                           ---------     -----------     --------        -------          ---------

Thomas J. May             1997     $496,875    $498,750           --        $422,300     100,000              --             $9,600
Chairman,                 1996      463,625     324,750           --              --          --              --              9,000
President and             1995      415,083     292,500           --              --          --         $27,084              9,000
Chief Executive
Officer

Ronald A. Ledgett         1997      232,500    216,750            --         118,450      28,600              --              9,600
Executive Vice            1996      193,667    119,300            --              --          --              --              9,600
President                 1995      181,133     75,000            --              --          --          11,210              9,000


Douglas S. Horan          1997      195,417    140,000            --         103,000      25,000              --              9,600
Senior Vice               1996      175,833     83,750            --              --          --              --              9,000
President                 1995      155,250     43,500            --              --          --           4,400              9,000

James J. Judge            1997      183,667    136,400            --          97,850      23,400              --              9,600
Senior Vice               1996      167,000     80,000            --              --          --              --              9,000
President                 1995      122,200     37,500            --              --          --           3,249              7,332

L. Carl Gustin            1997      187,813    121,250            --          97,850      23,800              --              9,600
Senior Vice               1996      182,507     67,262            --              --          --              --              9,000
President                 1995      176,839     64,988            --              --          --          11,353              9,000



(1) None of the named executive officers received amounts of other annual compensation in 1995, 1996, or 1997, which would require disclosure pursuant to SEC rules.

(2) Deferred Common Stock awards are valued at the closing market price as of the date of the grant. The awards vest one-third on each of the first, second and third anniversaries of the date of the grant. Dividends will accrue on the awards from the date of grant and will be payable in the form of additional shares which will vest at the same time the awards vest. Deferred Common Stock holdings and the value thereof based on the closing price of the Common Stock on December 31, 1997 are as follows: Mr. May, 16,400 shares ($621,150); Mr. Ledgett, 4,600 shares ($174,225); Mr. Gustin, 3,800 shares ($143,925); Mr.
Horan, 4,000 shares ($151,500) and Mr. Judge, 3,800 shares ($143,925).

(3) Amounts in this column represent Boston Edison's matching contribution under its 401(k) plan.


                                        OPTION GRANTS IN LAST FISCAL YEAR
                                        ---------------------------------
                                               INDIVIDUAL GRANTS
                                     --------------------------------------------------
                                     NUMBER OF          % OF TOTAL                                                       GRANT
                                     SECURITIES           OPTIONS             EXERCISE                                    DATE
                                     UNDERLYING          GRANTED TO           OR BASE                                    PRESENT
                                      OPTIONS            EMPLOYEES             PRICE               EXPIRATION             VALUE
NAME                                 GRANTED (1)         IN 1997               ($/SH.)                DATE                ($)(2)
----                                 -----------         -------               -------                ----                ------
Thomas J. May                         100,000              33.5%               $26.00                6/26/07            $222,000
Ronald A. Ledgett                      28,600               9.6%                25.75                5/28/07              63,492
L. Carl Gustin                         23,800               8.0%                25.75                5/28/07              52,836
Douglas S. Horan                       25,000               8.4%                25.75                5/28/07              55,500
James J. Judge                         23,400               7.8%                25.75                5/28/07              51,948

(1) Options vest one-third annually beginning June 26, 1998 for Mr. May and beginning May 28, 1998 for the four other Named Executive Officers.

(2) The grant date present values were determined using the Black-Scholes option pricing model. There is no assurance that the value realized will be at or near the value estimated by the Black-Scholes model. Assumptions used for the model are as follows: stock volatility, 16%; risk-free rate of return, 6.44%; dividend yield, 7.28%; and time to exercise, four years.


                                   AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END
                                   ---------------------------------------------------
                                                    OPTION VALUE TABLE
                                                    ------------------

                                                                                                     VALUE OF SECURITIES
                                                                  NUMBER OF SECURITIES              UNDERLYING UNEXERCISED
                                                                  UNDERLYING UNEXERCISED              IN-THE-MONEY OPTIONS
                           SHARES/SARS                         OPTIONS AT FISCAL YEAR-END (#)     AT FISCAL YEAR-END ($)(1)
                           ACQUIRED ON          VALUE          ------------------------------     -------------------------
NAME                       EXERCISE (#)       REALIZED ($)     EXERCISABLE/UNEXERCISABLE          EXERCISABLE/UNEXERCISABLE
----                       ------------       ------------     -------------------------          -------------------------
Thomas J. May                    0               $0                 0 / 100,000                        $0 / $1,187,500
Ronald A. Ledgett                0               $0                  0 / 28,600                          $0 / $346,775
L. Carl Gustin                   0               $0                  0 / 23,800                          $0 / $288,575
Douglas S. Horan                 0               $0                  0 / 25,000                          $0 / $303,125
James J. Judge                   0               $0                  0 / 23,400                          $0 / $283,725

(1) Based on the closing price of the Company Common Stock on December 31, 1997 of $37.875.

During 1996, Boston Edison entered into retention agreements with each of Messrs. Ledgett, Horan and Judge that provide for the following payment if the executive remains in the employ of Boston Edison on December 31, 1998: Mr. Ledgett, $75,000; Mr. Horan, $50,000; Mr. Judge, $50,000.

PENSION PLAN TABLE

     The following table shows the estimated annual retirement benefits payable to executive officers under the qualified pension plan and the Supplemental Executive Retirement Plan, assuming retirement at age 65. The Supplemental Executive Retirement Plan is a non-qualified pension plan providing a maximum benefit of 60% of compensation after attainment of 20 years of credited service and age 60. The Supplemental Executive Retirement Plan provides the incremental benefits in excess of the benefits paid under the qualified plan necessary to reach the benefit shown in the table. Each of the officers named in the Summary Compensation Table participates in the Supplemental Executive Retirement Plan. The benefits presented are based on a straight life annuity and do not take into account a reduction in benefits of up to 50% of the participant's primary Social Security benefit.

                               PENSION PLAN TABLE

                                                                                                YEARS OF CREDITED SERVICE
                                                                                                -------------------------
                                        AVERAGE ANNUAL
                                         COMPENSATION                                         10            15            20
                                         ------------                                         --            --            --
                  $200,000. . . . . . . . . . . . . . . . . . . . . . . . . . . .          $ 60,000     $ 90,000       $120,000
                  $300,000. . . . . . . . . . . . . . . . . . . . . . . . . . . .            90,000      135,000        180,000
                  $400,000. . . . . . . . . . . . . . . . . . . . . . . . . . . .           120,000      180,000        240,000
                  $500,000. . . . . . . . . . . . . . . . . . . . . . . . . . . .           150,000      225,000        300,000
                  $600,000. . . . . . . . . . . . . . . . . . . . . . . . . . . .           180,000      270,000        360,000
                  $700,000. . . . . . . . . . . . . . . . . . . . . . . . . . . .           210,000      315,000        420,000
                  $800,000. . . . . . . . . . . . . . . . . . . . . . . . . . . .           240,000      360,000        480,000

     For purposes of the retirement plans, Messrs. May, Ledgett, Gustin, Horan and Judge currently have 22, 17, 17, 20 and 20 years of credited service, respectively.

     Final average compensation for purposes of calculating the benefits under the Supplemental Executive Retirement Plan is the highest average annual compensation of the participant during any consecutive 36 month period. Compensation taken into account in calculating the benefits described above includes salary and annual bonus, including any amounts deferred under the terms of the Deferred Compensation Plan.

     Mr. May can elect, and Mr. Ledgett receives, an alternative supplemental retirement benefit equal to 33% of final base salary annually for 15 years, which at the current level would provide Mr. Ledgett with approximately $29,000 in excess of the amounts shown in the table above.

CHANGE OF CONTROL AGREEMENTS

     Boston Edison has Change in Control Agreements (the "COC Agreements") with certain key employees, including those named in the summary compensation table, which provide severance benefits in the event of certain terminations of employment following a "Change in Control" (as defined below). If, following a Change in Control, the employee's employment were to be terminated other than for cause (as defined) or the employee were to terminate his or her employment for reasons specified in the COC Agreements, the employee would receive severance pay in an amount equal to two times (three times in the case of Mr.
May) the sum of his or her annual base salary (at the rate in effect immediately prior to the date of termination or immediately before the Change of Control, whichever is higher) plus his or her actual bonus paid in respect of the most recently completed fiscal year or his or her target bonus for the fiscal year in which the termination occurs (whichever is higher). In addition, the COC Agreements provide for a pro rated bonus payment for the year in which the termination occurs, the immediate vesting of bonus awards, immediate payment of deferred compensation amounts upon such termination and payments equal to the benefit the employee would have received under Boston Edison's retirement plan assuming the executive was vested and remained employed for an additional two years (three years in the case of Mr. May). For two years (three years in the case of Mr. May) following any such termination of employment, the employee would be entitled to continue to participate in all welfare plans provided by Boston Edison. The COC Agreements further provide for a "gross-up" payment under which, if amounts paid under such agreements would be subject to a federal excise tax on "excess parachute payments," Boston Edison will pay the employee an additional amount of cash, so that, after payment of all such taxes by the employee, the employee will have received the amount he would have received in the absence of any such tax. A Change in Control under the agreement generally includes the following events: (i) a person or group becomes the beneficial owner of more than 30% of the voting power of Boston Edison's securities; (ii) continuing directors cease to be a majority of the board; (iii) a consolidation, merger or other reorganization or sale or other disposition of all or substantially all of the assets of Boston Edison (other than certain defined transactions); or (iv) approval by the stockholders of a complete liquidation or dissolution of Boston Edison. The Merger establishing BEC Energy as the parent entity for Boston Edison will not constitute a Change in Control for purposes of the COC Agreements.


                             STOCK PERFORMANCE GRAPH

     The SEC requires that Boston Edison include in this Proxy Statement a line-graph presentation comparing cumulative five-year stockholder returns with the S&P 500 Stock index and either a nationally recognized industry standard or an index of peer companies selected by Boston Edison. The Board of Directors has approved the use of the Edison Electric Industry 100 Index (EEI 100 Index), a recognized industry index of approximately 100 electric utility companies. Pursuant to the SEC's regulations, the graph below depicts the investment of $100 at the commencement of the measurement period, with dividends reinvested.

                           [PERFORMANCE GRAPH OMITTED]


-------------------------------------------------------------
Index:          1993     1994     1995     1996     1997
-----           ----     ----     ----     ----     ----

Boston Edison   $115    $ 99     $130      $130     $192

EEI 100 Index    111      98      129       129      166

S&P 500 Index    110     111      153       153      251

-------------------------------------------------------------

-------------------------------------------------------------
Annual Total Return:
--------------------
Boston Edison   14.5%  (13.8%)   32.2%     (2.1%)    50.5%

EEI 100 Index   11.1%  (11.6%)   31.0%      1.2%     27.4%

S&P 500 Index   10.0%    1.3%    37.6%     23.0%     33.2%

-------------------------------------------------------------

                                  OTHER MATTERS

VOTING PROCEDURES

     Consistent with state law and under Boston Edison's Bylaws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by Boston Edison to act as election inspectors for the meeting.

     Directors will be elected by a plurality of the votes properly cast at the meeting. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instruc tions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes have any effect on the outcome of voting on the election of directors.

ADJOURNMENT OF MEETING

     If sufficient votes in favor of any of the proposals set forth in the Notice of Annual Meeting are not received by the time scheduled for the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies with respect to any such proposals. Any adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote in favor of such adjournment those proxies which they are entitled to vote in favor of such proposals. They will vote against any such adjournment those proxies required to be voted against any of such proposals. The Company will pay the costs of any additional solicitation and of any adjourned session.

INDEPENDENT ACCOUNTANTS

     Representatives of Coopers & Lybrand, L.L.P., Boston Edison's independent accountants, will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. The representatives will be available to respond to appropriate questions by Boston Edison's stockholders.

OTHER BUSINESS

     The management has no reason to believe that any other business will be presented at the Annual Meeting, but if any other business shall be presented, votes pursuant to the proxy will be cast thereon in accordance with the discretion of the persons named in the accompanying proxy.

STOCKHOLDER PROPOSALS

     Any proposal to be presented at the annual meeting of stockholders to be held in May 1999 must be received at Boston Edison's principal executive offices no later than November 28, 1998.

STOCKHOLDER NOMINATIONS OF DIRECTORS

     The Board of Directors will consider nominations of candidates for election as directors from stockholders which are submitted in accordance with the procedures set forth in Section 3.1 of the Company's Bylaws. In general, these procedures require that stockholder nominations must be submitted to the Clerk of Boston Edison in writing not less than 45 days prior to the anniversary of the date of the immediately preceding annual meeting and must contain certain specified information concerning the person to be nominated and the stockholder submitting the nomination and the consent of the nominee to serve as director if so elected.

     The greater part of the stock of Boston Edison is widely distributed in small lots. It is important, therefore, in order to secure representation at the Annual Meeting of the number of shares necessary to take action, that all stockholders who cannot be present in person, however small their holdings, fill in, sign and return the enclosed proxy without delay to The First National Bank of Boston, P.O. Box 9381, Boston, Massachusetts 02105. A stamped envelope is enclosed for this purpose.

     STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IF YOU PLAN TO ATTEND, PLEASE SO INDICATE ON THE ENCLOSED PROXY CARD.

                                 DETACH HERE


                                    PROXY

                            BOSTON EDISON COMPANY

                   PROXY FOR ANNUAL MEETING ON MAY 5, 1998

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



        The undersigned hereby appoints Nelson S. Gifford, Matina S. Horner and Thomas J. May and each of them proxies, with power of substitution, to act and vote in the name of the undersigned, with all the powers that the undersigned would possess if personally present, on all matters which may come before the Annual Meeting of Stockholders of Boston Edison Company to be held on May 5, 1998 and any adjournment thereof.

        The proxies are hereby authorized and instructed upon the matters specified in the Notice of Annual Meeting as set forth on the reverse side hereof. IF NO CHOICE IS INDICATED AS TO A PROPOSAL, THE PROXIES SHALL VOTE FOR SUCH PROPOSAL. THE PROXIES MAY VOTE IN THEIR DISCRETION ON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING.

        The undersigned hereby acknowledges receipt of the Notice of Annual Meeting dated March 31, 1998 and the related Proxy Statement.

-----------                                                         -----------
SEE REVERSE                                                         SEE REVERSE
   SIDE           CONTINUED AND TO BE BE SIGNED ON REVERSE SIDE        SIDE
-----------                                                         -----------

[LOGO] BOSTON EDISON
800 BOYLSTON STREET
BOSTON, MA 02199


                                                            THIS IS YOUR PROXY.
                                                        YOUR VOTE IS IMPORTANT.

This year's Annual Stockholders' Meeting will be held:

                        DATE:      TUESDAY, MAY 5, 1998

                        LOCATION:  BOSTON BACK BAY HILTON
                                   SECOND FLOOR, BELVIDERE BALLROOM
                                   40 DALTON STREET
                                   BOSTON, MASSACHUSETTS

                        TIME:      11:00 A.M.

To ensure that your shares are voted on your behalf, please return your proxy promptly in the enclosed envelope.






                                 DETACH HERE





[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.
    1. Election of Directors
       NOMINEES: Richard J. Egan, Nelson S. Gifford,
                 Matina S. Horner.

                  FOR    WITHHELD
                  [ ]       [ ]
                                                                    MARK HERE IF COMMENTS ON OTHER SIDE              [  ]
    [ ]______________________________________
       For all nominees except as noted above                       MARK HERE TO DISCONTINUE MULTIPLE MAILINGS       [  ]

                                                                    MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    [  ]

                                                                    Please sign name exactly as it appears hereon.

                                                                    When signing as attorney, agent, guardian, executor,
                                                                    administrator, trustee or the like, please give your full
                                                                    title as such.


Signature: ____________________________ Date: ________________      Signature: ____________________________ Date: ________________


